FORMER LIFEPOINT CHAIRMAIN AND CEO BILL CARPENTER
JOINS FB FINANCIAL BOARD

NASHVILLE, Tenn. (Feb. 3, 2020) - William F. (Bill) Carpenter III, former chairman of the board and CEO of Nashville-based LifePoint Health, has been appointed to the board of directors of FB Financial Corporation, the holding company of FirstBank.
Carpenter’s addition represents an expansion of the board, which will now have 10 members. Upon completion of the pending merger with Franklin Financial Network, the holding company of Franklin Synergy Bank, it will add three additional board members.
Carpenter, one of the nation’s most accomplished health care executives, was a founding employee of LifePoint, which was established in 1999, and he previously served in various executive roles for the company before retiring from his role as chairman and CEO in November 2018. Under Carpenter’s leadership, LifePoint grew to become a Fortune 500 company. He remains on Brentwood-based LifePoint Health’s board of directors.
Prior to joining LifePoint, Carpenter was a partner at the law firm of Waller Landsen Dortch & Davis, where he focused on corporate finance transactions, mergers and acquisitions, and health care regulatory matters. During his time at Waller, he served as head of the firm’s health law group, which consisted of more than 40 lawyers.
“We are tremendously pleased that Bill is joining our board of directors,” said FB Financial Executive Chairman James W. Ayers. “His addition will expand our board’s depth of expertise and ensure that we continue to deliver the best results for our shareholders. His wealth of knowledge and experience in healthcare, the practice of law and leadership of a publicly traded company will be great resources for FB Financial as we continue to expand our footprint, increase our market share and bring excellence to our operations.”
In addition to his experience at LifePoint, Carpenter has served on the boards of directors of the American Hospital Association, the Federation of American Hospitals and the Nashville Health Care Council.
“I am grateful for the opportunity to join the FB Financial board of directors,” Carpenter said. “FirstBank has long been one of the premier community banks in the Southeast, and I look forward to playing a role in their storied tradition in the future.”
Carpenter is a graduate of Vanderbilt University, where he earned a Bachelor of Arts degree and his Doctor of Jurisprudence degree. He currently serves on numerous boards throughout the Nashville community and has appeared on Modern Healthcare’s annual “100 Most Influential People in Healthcare” list several times. He resides in Nashville with his wife, Trudy, and they have three children and two grandchildren.

About FB Financial Corporation
FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tenn. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered bank, with 68 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $6.0 billion in total assets.

For More Information:

Jeanie Rittenberry	Roger Shirley
FirstBank	MP&F Strategic Communications
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(615) 313-8328	(615) 259-4000